UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) July 27, 2005
REGENT COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

0-15392	31-1492857

(Commission File Number)	(IRS Employer Identification No.)
2000 Fifth Third Center, 511 Walnut Street, Cincinnati, Ohio 45202

(Address of Principal Executive Offices) (Zip Code)
(513) 651-1190

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5     Corporate Governance and Management
Item 5.02(b) and (c) – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(b) On July 27, 2005, Terry S. Jacobs informed the Board of Directors of Regent Communications, Inc. (“Regent”) of his intent to retire as Regent’s Chairman of the Board and Chief Executive Officer effective September 1, 2005. Mr. Jacobs will remain with the Company in the position of Vice-Chairman of the Board of Directors.
(c) On July 27, 2005, Regent announced that its Board of Directors has selected William P. Sutter, Jr. as the new Chairman of the Board and William L. Stakelin as Regent’s new Chief Executive Officer and President. Messrs. Sutter and Stakelin will assume these new positions effective upon Mr. Jacobs’ retirement. Mr. Sutter has served on Regent’s Board of Directors since 1999. Mr. Stakelin has served as Regent’s President and Chief Operating Officer since its inception in 1996. Mr. Stakelin will continue to serve as a director of Regent.
     On July 27, 2005, Regent’s Board of Directors also promoted Anthony A. Vasconcellos to Executive Vice President and Chief Financial Officer. Mr. Vasconcellos has served as Senior Vice President and Chief Financial Officer since 2000, and previously as Vice President and Chief Financial Officer since 1998.
     Regent issued the press release attached hereto as Exhibit 99(a) on July 27, 2005 announcing the executive management and Board of Directors changes described above.
Item 5.03(a) – Amendments to Articles of Incorporation or Bylaws
     (a) On July 27, 2005, Regent’s Board of Directors amended Article IV. Section 3(a) of Regent’s Amended and Restated Bylaws to eliminate the requirement that the Chairman of the Board would be the Company’s Chief Executive Officer. As amended, the bylaws now permit the Board of Directors to select any of its members, whether or not employed by Regent, to serve as Chairman of the Board.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits

Exhibit	Description
99(a)	Press release dated July 27, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, Regent Communications, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2005	REGENT COMMUNICATIONS, INC.
	By:	/s/ ANTHONY A. VASCONCELLOS

Anthony A. Vasconcellos, Executive Vice President and Chief Financial Officer

3